Exhibit 99.2
Legacy Reserves LP Announces Closing of Initial Public Offering and
Underwriters’ Exercise of Option to Purchase Additional Units
     MIDLAND, Texas, Jan. 18, 2007 — Legacy Reserves LP (NASDAQ: LGCY) today announced the closing of its initial public offering of 6,900,000 units representing limited partner interests at an initial public offering price of $19.00 per unit. Net proceeds to the partnership after underwriting discounts and estimated offering expenses were approximately $120 million, all of which will be used to repay all indebtedness outstanding under the partnership’s credit facility and for general partnership purposes. The net proceeds of the offering include the exercise, in full, by the underwriters of their option to purchase up to an additional 900,000 units.
     The partnership’s units are listed on the NASDAQ Global Market under the symbol “LGCY”.
     Wachovia Capital Markets, LLC and Friedman, Billings, Ramsey & Co., Inc. served as joint book-running managers and Raymond James & Associates, Inc., RBC Capital Markets Corporation, Oppenheimer & Company, Incorporated and Stifel, Nicolaus & Company, Incorporated served as co-managers. A copy of the final prospectus relating to the offering may be obtained from Wachovia Capital Markets, LLC, Attn: Equity Syndicate, 375 Park Ave., New York, New York 10152, equity.syndicate@wachovia.com, or Friedman, Billings, Ramsey & Co. Inc., Attn: Todd Davis, 1001 19th Street North, Arlington, Virginia 22209, (703) 469-1023, or from any of the underwriters.
     A registration statement relating to these securities has been filed with and declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Any offer or sale will be made only by means of a written prospectus forming a part of the effective registration statement.
     Legacy Reserves LP is an independent oil and natural gas limited partnership headquartered in Midland, Texas, focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico.
Forward-Looking Statements
     We may make statements in this press release that are “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward looking statements. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Legacy Reserves LP Steve Pruett (432) 682-2516 info@LegacyLP.com